Exhibit 10.6

THIS AGREEMENT	is made the 9th day of October
Two Thousand and Twenty Four

BETWEEN

THE LANDLORD	EEYICK DEVELOPMENT COMPANY LIMITED (Business Registration Number 06515368) whose registered office is situate at 2nd Floor, Hong Kong Trade Centre, 161-167 Des Voeux Road Central, Hong Kong.

AND

THE TENANT	GRAND MOORE CAPITAL LIMITED (Business Registration Number 64757192) whose registered office is situate at Unit 1401, 14/F., Lippo Sun Plaza, 28 Canton Road, Tsim Sha Tsui, Kowloon, Hong Kong.

WHEREBY IT IS AGREED by and between the parties hereto as follows:-

1. The Landlord shall let and the Tenant shall take ALL THOSE COMMERCIAL UNIT on 21ST FLOOR (hereinafter called “the said Premises”) “NO.88 LOCKHART ROAD” (hereinafter called “the said Building”) at NO.88 LOCKHART ROAD, HONG KONG together with all easements rights and appurtenances thereto belonging or held and enjoyed therewith for the proper use and enjoyment of the said Premises together with the appliances (“the Appliance”) set out in Part IV of the Schedule hereto and together with the fixtures and fitting as set out in Part V of the Schedule hereto for the term and rent set out in Part I and Part II of the Schedule hereto exclusive of rates, government rent, management fee and air conditioning charges (if any) payable in advance on the 10th day of each and every calendar month, the first of such payment to be made on the signing hereof

2. The Tenant shall pay to the Landlord the sums and in the manner as set out in Part III of the Schedule hereto by way of deposit for the due performance and observance of the agreement on the part of the Tenant herein contained. Subject to the deduction and application of the deposit provided herein, the said sum or the balance thereof shall be repayable to the Tenant upon the expiration of the tenancy in accordance with the provisions in Clause 5(1) hereunder.

1

3. The Tenant agrees with the Landlord as follows:-

(a)	To pay the said rent at the times aforesaid without any deduction (whether equitable or legal).

(b)	To pay and discharge all rates, government rent, management fee and air-conditioning charge (if any) payable in respect of the said Premises.

(c)	To pay and discharge all outgoings in particular but not limited to all existing and future electricity water charges telephone fee payable in respect of the said Premises (Property Tax excepted).

(d)	To keep the interior of the said Premises including the interior decoration, the Appliance and all fixtures and fitting thoroughly clean and tidy and in good tenantable repair condition throughout the tenancy (fair wear and tear excepted).

(e)	To repair and replace such electrical installations and wirings in the said Premises as shall be required by the relevant authority or body supplying power or current to the said Premises.

(f)	To use the Appliance and fixtures and fittings if any in a proper and careful manner and to pay the Landlord on demand the cost incurred in repair or replacement of any of the said items arising otherwise than through fair wear and tear and the cost of clearing any drains or sewers choked or stopped up by reason of careless use by the Tenant, its employees, invitees or licensees and to pay to the Landlord all costs for cleaning or clearing thereof.

(g)	To replace at its own expense any glass in any doors or windows of the said Premises that may become broken.

(h)	To take all reasonable precautions to protect the interior of the said Premises against damage by storm or typhoon.

(i)	Not to make any alterations whatsoever to the said Premises or any electrical installations therein or to install any fixture partition or other erection therein, or to remove any of the Landlord’s fixtures or fittings without the previous consent in writing of the Landlord.

(j)	To indemnify the Landlord against all costs, claims, demands, expenses, actions and liability whatsoever in respect of the damage to any person whomsoever arising from the negligence of the Tenant, its employees, invitees or licensees or by or through or in any way owing to the overflow of water originating from the said Premises.

(k)	To use the said Premises exclusively for commercial purpose as an office of the Tenant.

(l)	Not to affix display exhibit or paint or permit or suffer to be affixed displayed exhibited or painted within or outside the said Premises corridors entrance halls staircase landings lifts or passages in the said Building any signboard placard poster notice advertisement name sign or other means whether illuminated or not of making known the name or trade name of the Tenant and/or its business except with the prior written approval of the Landlord and/or the Manager of the said Building as the case may be and any approval to be granted shall be subject to such condition as the Landlord may think fit AND PROVIDED further that the Landlord shall have the right to remove at the cost and expense of the Tenant any signboard or other thing as aforesaid which shall have been affixed displayed exhibited or painted without the prior approval of the Landlord.

(m)	At all times during the tenancy hereby created to observe and perform the provisions of all Ordinances and Regulations and all bye-laws directions and orders of any competent authority and to obtain from the appropriate authority or authorities at its own expense all licences and permits that may be required in connection with the business carried on in the said Premises, and to make no claim of any kind whatsoever against the Landlord in the event of the Tenant’s failure or inability for any reason to obtain or renew any such licences or permits.

2

(n)	Not to permit or suffer any person to remain in the said Premise overnight Provided however that the Tenant may with the Landlord’s prior written consent and, if required the consent of the Manager of the said Building, post watchmen to safeguard and look after the contents of the said Premises. Subject to the aforementioned proviso the said Premises shall not be used as sleeping quarters or as domestic Premises within the meaning of any Ordinance for the time being in force relating to the protection of tenants.

(o)	Not to use or cause or permit the said Premises or any part thereof to be used for any unlawful or immoral purpose.

(p)	Not to do or cause or permit to be done in or on the said Premises anything that may be or become a nuisance or annoyance to the Landlord or the tenants or occupiers of other property in the neighbourhood or in anywise against the laws or regulations of Hong Kong.

(q)	Not to cause or permit to be caused any nuisance by the playing of mahjong or any music by means of instrument or by radio, television, rediffusion, gramophone, tape recorder or by any other means whatsoever, or by the issue of any other noise or disturbance in the said Premises in contravention of the Noise Control Ordinance Cap.400.

(r)	Not to store or cause or permit to be stored in the said Premises or any part thereof any arms, ammunition, gunpowder, kerosene, petrol or any explosive or combustible material or substance whatsoever which will amount to a breach or non-observance of the terms and conditions under which the said Premises is held from the Government.

(s)	Not to leave or cause or permit to be left any furniture boxes goods articles or rubbish in the entrance hall or on the stairways or landings or on any of the passage ways of the said Building or to cause any obstruction whatsoever thereto or to the pavement in front of the said Premises.

(t)	Not to do or cause or permit any preparation of food or heating of liquids in the said Premises.

(u)	Not to keep any animal bird or livestock or any description in the said Premises or any part thereof.

(v)	Not to assign underlet or otherwise part with the possession of the said Premises or any part thereof either by way of subletting lending sharing or other means whereby any person or persons not party to this Agreement obtains the use or possession of the said Premises or any part thereof irrespective of whether any rental or other consideration is given for such use or possession and in the event of any such transfer subletting sharing assignment or parting with the possession of the said Premises (whether for monetary consideration or not) this Agreement shall at the option of the Landlord absolutely determine and the Tenant shall forthwith surrender the said Premises to the Landlord Provided that, without limiting the generality of the foregoing, the happening of any of the following shall be considered a breach of this clause:-

(i)	in the case of a Tenant who is a sole proprietor, the admission of any partner or partners.

(ii)	in the case of a Tenant which is a partnership the taking in of one or more new partners whether on the death or retirement of an existing partner or otherwise.

(iii)	in the case of a Tenant who is an individual (including a sole surviving partner of a partnership tenant) the death, insanity or other disability of that individual to the intent that no right to use, possess, occupy or enjoy the said Premises to any part thereof shall vest in the executors, administrator, personal representatives, next of kin, trustee or committee of any such individual.

(iv)	in the case of a Tenant which is a corporation, any takeover reconstruction amalgamation merger voluntary liquidation or change in the person or persons who owns or own a majority of its voting shares or otherwise has or have effective control thereof or any liquidation or winding up (either voluntary or compulsory).

3

(v)	the giving by the Tenant of a Power of Attorney or similar authority whereby the donee of the Power obtains the right to use, possess, occupy or enjoy the said Premises or any part thereof or does in fact use, possess, occupy or enjoy the same.

(vi)	the change of the Tenant’s business name without the previous consent of the Landlord such consent shall not be unreasonably withheld.

(w)	To permit the Landlord and its agents and all persons authorised by it at all reasonable times to enter and view the said Premises and to take an inventory of the fixtures and fittings therein and to forthwith comply with any notice that may be given by the Landlord requesting the Tenant to repair and amend any damage or defect in the interior of the said Premises and which falls within the liability of the Tenant hereunder PROVIDED that if the Tenant shall make default for a period of one month in complying with such notice it shall be lawful for the Landlord and/or its servants or agents with or without apparatus or equipment (but without prejudice to the right of re-entry hereinafter contained) to enter the said Premises and execute the repairs at the expense of the Landlord which expenses shall be repaid by the Tenant to the Landlord on demand.

(x)	On the expiration or sooner determination of the tenancy hereby created forthwith to reinstate any alteration installation or erection to their original states as at the commencement of this tenancy upon demand by the Landlord and to deliver up vacant possession of the said Premises to the Landlord together with all the Landlord’s fixtures and fittings therein and the Appliance in good and tenantable condition. In the event that the Tenant shall have installed any fixtures or carried out any alteration with the approval of the Landlord, the Tenant shall before the expiration or sooner determination of the said term remove such fixtures and alteration and reinstate and make good any damage caused by such removal at the expense of the Tenant upon demand by the Landlord AND to surrender to the Landlord all keys giving access to all parts of the said Premises held by the Tenant. In the event of any furniture, fixture or goods being left at the said Premises, the Landlord shall be entitled to treat the same as having been abandoned by the Tenant and the Landlord shall be entitled to dispose of the same at the Tenant’s costs and expenses and the Tenant shall indemnify and hold indemnified the Landlord in respect of any claims, proceedings, losses, damage costs and expenses arising out of such disposal or any damages caused by the removal as aforesaid.

(y)	Not to do or permit to be done anything whereby any policy or policies of insurance on the said Premises or the said Building against damage by fire or against claims by third parties for the time being subsisting may become void or voidable or whereby the rate of premium thereon may be increased and the Tenant shall repay on demand to the Landlord all sums paid by the Landlord by way of increased premium and all expenses incurred by the Landlord in or about any renewal or extension of such policy or policies rendered necessary by any breach of this term.

(z)	To ensure that the said Premises do not become infested with insects or vermin. In the event of the Premises becoming so infested the Tenant shall pay the cost of extermination as approved by the Landlord and the selected exterminators shall be given full access to the said Premises for such purpose.

(aa)	Not to do or suffer any act which shall amount to a breach or non-observance of any negative or restrictive covenant contained in the Government Lease and Deed of Mutual Covenant or house rules, if any, under which the Landlord holds the said Premises.

(bb)	To be responsible for the disposal and removal of garbage and rubbish from the said Premises and to pay all costs and charges in connection therewith.

4

4. The Landlord agrees with the Tenant as follows:-

(a)	To permit the Tenant (duly paying the rent and observing and performing the conditions and provisions herein contained) to have quiet possession and enjoyment of the said Premises during the said term without any interruption by the Landlord or anyone lawfully claiming under or through or in trust for the Landlord.

(b)	To pay Property Tax in respect of the said Premises.

5. IT IS HEREBY expressly agreed as follows:-

(a)	If the rent hereby stipulated or any part thereof shall at any time be unpaid for SEVEN days after becoming payable (whether legally or formally demanded or not) or if the Tenant shall fail or neglect to perform or observe any of the stipulations hereunder or if the Tenant or other person in whom for the time being the term of tenancy shall be vested shall become bankrupt or in the case of a limited company shall go into liquidation or if the Tenant shall enter into any composition or arrangement with creditors or shall suffer the Tenant’s goods to be levied on execution then and in any of the said cases it shall be lawful for the Landlord at any time thereafter with or without notice being given to the Tenant to determine the Agreement and to re-enter upon the said Premises or any part thereof in the name of the whole and thereupon the said term hereby granted shall absolutely determine and the Landlord shall also be entitled to have the deposit money referred to in Clause 2 hereof forfeited absolutely as liquidated damages but without prejudice to any right of action of the Landlord in respect of any breach of the Tenant’s conditions and its right to claim any further damages which he shall have sustained or may sustain and a written notice served by the Landlord on the Tenant or left at the said Premises to the effect that the Landlord thereby exercises the power of re-entry and forfeiture hereinbefore contained shall be a full and sufficient exercise of such power notwithstanding any statutory or common law provision to the contrary.

(b)	The Landlord shall be entitled to treat non-payment of any amount payable herein as non-payment of rent under this Agreement.

(c)	The Tenant hereby undertakes to fully and effectively indemnify the Landlord against all costs and expenses including legal costs on an indemnity basis arising directly or indirectly out of any demand for the payment of rent and/or the enforcement of the provisions of this Agreement and/or the rectification of any default by the Tenant. All such costs and expenses shall be recoverable from the Tenant as a debt. For the avoidance of doubt, the Landlord is under no obligation to demand for the payment of rent or the remedying of any breach but in the event that the Landlord does make such demand, without prejudice to the foregoing provision in this paragraph, the Tenant shall pay all legal costs and disbursements and other expenses incurred by the Landlord including all letters of demand that may be issued on behalf of the Landlord.

(d)	Without prejudice to the Landlord’s rights under Clause 5(a) hereof, the Tenant shall on demand made by the Landlord pay interest on all arrears of rent and other charges contained herein at the rate of 1.5% per month from the due date/dates until the date of payment.

(e)	If the said Premises or any part thereof shall be destroyed or damaged by fire water storm wind typhoon heavy rainfall defective construction white-ants earthquake landslide or subsidence of the ground or any unforeseen calamity not attributable to the negligence or default of the Tenant and so as to be totally and permanently unfit for use or inaccessible the term hereby granted shall become absolutely determined and this Agreement shall cease to have effect and the Tenant shall quit and deliver up vacant possession of the said Premises to the Landlord without prejudice to the right of either party against the other in respect of any antecedent breach on the part of the other subject as hereinafter provided.

5

(f)	Should the said Premises or part thereof be rendered unfit for occupation by any cause not attributable to the negligence or default of the Tenant, the rent or part thereof proportioned to the damage suffered by the said Premises shall abate and cease to be payable until the said Premises shall have been again rendered fit for occupation: Provided always that the Landlord shall not be required to reinstate the said Premises if by reason of the condition of the Premises or any local regulations or other circumstances beyond the control of the Landlord it is in the opinion of the Landlord not practicable or reasonable so to do and in such event this Tenancy shall determine forthwith.

(g)	The Landlord shall not be under any liability whatsoever to the Tenant or any employee, invitee or licensee of its in respect of any damage sustained to the person or property of the Tenant or such other person caused by or through or in any way due to the overflow of water or drainage from any part of the said Building of which the said Premises forms part and/or any damage or loss suffered by the Tenant not attributable to the negligence or default of the Landlord.

(h)	The Landlord shall not be under any liability to the Tenant for any loss or damage of Tenant’s goods stocks equipment and fixtures howsoever caused.

(i)	For the purpose of this Agreement any act neglect or default of any employee, invitee or licensee shall be deemed to be the act neglect or default of the Tenant.

(i)	The Landlord shall not be under any liability whatsoever to the Tenant or Tenant’s employee, invitee or licensee of its for the payment of any claim for compensation out of the operation of this Agreement or any clause hereof.

(k)	Any notice to the Tenant shall be sufficiently served if left addressed to it at the said Premises or if sent to it by prepaid post to its last known address or registered office and any notice to the Landlord shall be sufficiently served if delivered to its at its’ registered office in Hong Kong.

(1)	If at any time during the currency of this Agreement or renewal thereof, any rent or other sums due under this Agreement shall be in arrears, the Landlord may without notice to the Tenant apply the deposit paid under Clause 2 hereof towards payment of such arrears or other sums and if there shall be any breach of any of the terms of this Agreement the Landlord shall be entitled to appropriate the said deposit or such part thereof to the cost of remedying such breach (in so far as this may be possible). Upon notification by the Landlord to the Tenant of the payment or application of such deposit aforesaid, the Tenant shall forthwith pay to the Landlord such sums as may be necessary to reinstate the deposit to the original amount. At the expiration or sooner determination of this Agreement if the Tenant shall have paid all rent and other sums due herein and if there shall be no breach of any of the terms of this Agreement on the Tenant’s part to be observed and performed the Landlord will repay to the Tenant the said deposit without interest within 14 days after delivery of vacant possession of the said Premises to the Landlord by the Tenant and after full settlement of all outstanding payments due and payable by the Tenant.

(m)	No condoning excusing or overlooking by the Landlord of any default breach or non-observance or non-performance by the Tenant at any time or times of any of the Tenant’s obligations herein contained shall operate as a waiver of the Landlord’s rights hereunder in respect of any continuing or subsequent default breach or non-observance or non-performance or so as to defect or affect in any way the rights of the Landlord herein in respect of any such continuing or subsequent default or breach and no waiver by the Landlord shall be inferred from or implied by anything done or admitted by the Landlord unless expressed in writing and signed by the Landlord.

6

(n)	Acceptance of rent by the Landlord shall not be deemed to operate as a waiver by the Landlord of any right to proceed against the Tenant in respect of any breach by the Tenant of its obligations hereunder.

(o)	For the purpose of Part III of the Landlord and Tenant Ordinance and for the purpose of these presents the rent in respect of the said Premises shall be deemed to be in arrears if not paid at the time stipulated by Clause 1 hereof.

(p)	The Tenant hereby expressly declares that he has paid no premium construction fee key money or other sum of money of similar nature to the Landlord or other person or persons authorised by the Landlord for the possession of the said Premises or for the granting of this Agreement.

(q)	In the event of the Tenant installing private air-conditioning units in the said Premises with the prior approval of the Landlord in writing and if required the approval of the Manager of the said Building, the Tenant shall comply with the directions and instructions of the Landlord regarding installation and shall at its own expense be responsible for their periodic inspection, maintenance and repair and for replacement of defective wiring, and shall be strictly liable for any damage caused directly or indirectly by the installation, operation or removal of such units.

(r)	During the three (3) months immediately preceding the determination of the said term the Landlord shall be at liberty to affix and retain without interference upon the external part of the said Premises a notice for selling or reletting the same and the Tenant shall permit persons with written authority from the Landlord or its agents at reasonable times of the day upon prior reasonable notice to view the said Premises or any part thereof.

6. The Landlord does not warrant that the said Premises are fit for the purposes for which they are let or for any other purposes whatsoever intended to be used by the Tenant and shall not be responsible or liable to the Tenant for any damage or loss in respect thereof.

7

7. Without prejudice to the liability of the Tenant under any of the terms and conditions herein contained the Tenant hereby agrees and undertakes with the Landlord that the Tenant shall be responsible for all losses and damage sustained or suffered by the Landlord or any other person or persons or the property of the Landlord or such other person or persons as aforesaid and all damage which may be done to the said Building directly or indirectly due to the defective condition or in any way connected with the use, maintenance or repair by the Tenant of any advertising sign or poster or any other sign or thing whatsoever constructed, erected installed and maintained by the Tenant under any provision hereof or otherwise and further the Tenant shall comply with all ordinances, regulations and by-laws relating thereto and the Tenant shall fully indemnify the landlord against all claims proceedings actions costs expenses and demands whatsoever made upon the Landlord by any person or persons in respect of any damage or injury to persons or property in respect of any of the matters aforesaid.

8. The Tenant, having inspected and being satisfied with the said premises, shall take the same on an “as is” basis. The Landlord does not warrant that there is no unauthorized structure or alteration in the said Premises. In the event that any Government authorities or the Manager of the said Building require the rectification of any structure or fittings, the Tenant shall not made any claims against the Landlord.

9. Each party shall pay bear its own legal costs of and incidental to the preparation and completion of this Agreement. All stamp duty of and incidental to this Agreement shall be borne and paid by the parties hereto in equal shares. The Tenant expressly acknowledges that Messrs. Kwan & Chow, Solicitors acts for the Landlord only and they are free to seek independent legal advice.

10. This Agreement is subject to the additional terms (“the Additional Terms”) as set out in Part VI of the Schedule hereof. If there is any conflict between the terms of this Agreement and the Additional Terms, the Additional Term shall prevail.

11. This Agreement supersedes all representations and previous agreements between the parties whether implied or expressed verbal or written.

12. The expression “the Tenant” wherever used herein shall be the person or persons specifically named and in the case of a corporation shall be the corporation specifically named words importing the singular number only shall include the plural number and words importing the masculine gender only shall include the feminine gender and the neuter and words importing a person shall include a corporation.

13. This Agreement shall be governed by and construed in accordance with the laws of Hong Kong. The Tenant hereby irrevocably submits to the non-exclusive jurisdiction of the Hong Kong Courts.

AS WITNESS the signature of the parties hereto the day and year first hereinbefore written.

8

THE SCHEDULE ABOVE REFERRED TO

PART I

TERM:

TWO (2) YEARS commencing from the 10th day of October 2024 and expiring on 9th day of October 2026 both days inclusive.

PART II

MONTHLY RENTAL:

HONG KONG DOLLARS FORTY THOUSAND ONLY (HK$40,000.00) exclusive of rates, government rent, management fee and air-conditioning charge (if any) payable in advance on the 10th day of each and every calendar month.

PART III

DEPOSIT:

HONG KONG DOLLARS ONE HUNDRED AND SIXTY THOUSAND ONLY

(HK$160,000.00) which shall be payable in the following manner:-

(1)	the sum of HK$40,000.00 has been paid to the Landlord before the signing of this Agreement; and

(2)	the sum of HK$120,000.00 shall be paid upon the signing of this Agreement.

PART VI

APPLIANCES:

None

PART V

FIXTURES AND FITTING:

None

9

PART VI

ADDITIONAL TERMS:

1.	There shall be a rent free period from 10 October 2024 to 9 January 2025 (“the Rent Free Period”) PROVIDED THAT the Tenant shall observe all the obligations, covenants, undertakings and conditions contained in this Agreement including payment of rates, government rent, management fee and all other outgoings during the Rent Free Period save and except the payment of rent during the Rent Free Period.

2.

3.

4.

5.	The Tenant is permitted to make non-structural alteration to the said Premises during the first 2 weeks from the commencement of the term created herein, and thereafter the Tenant is not required to reinstate the alteration. Within 7 days after the alteration is made, the Tenant shall provide to the Landlord with plan and photographs showing the alteration to the said Premises, and thereafter no further alteration shall be made to the said Premises without the written consent of the Landlord.

10

SIGNED by SHEK, Yuet Hey,	)
director	)
)
for and on behalf of the Landlord	)
in the presence of) ~~whose signature is verified by:-~~	)

RECEIVED the day and year first above	)
)
written of and from the Tenant the sum of	)
)
DOLLARS ONE HUNDRED AND SIXTY	)
	)	HK$160,000.00
THOUSAND ONLY HONG KONG	)
)
currency being the deposit money above	)
)
expressed to be paid by the Tenant to the	)
)
Landlord pursuant to Part III of the Schedule	)
)
hereinbefore.	)
______________
the Landlord

SIGNED by So Kevin Hoi Chak	)
)
)
~~director~~ for and on behalf of the	)
)
Tenant	)

11

Dated the 9th day of October 2024

EEYICK DEVELOPMENT COMPANY LIMITED

and

GRAND MOORE CAPITAL LIMITED

********************************************

TENANCY AGREEMENT

********************************************

Kwan & Chow,
Solicitors,
16th Floor, Wellington Place,
2-8 Wellington Street, Central,
Hong Kong.
Tel: 2526 5502 Fax: 2526 2182

Ref: PC-80364-TA-KH

12